Exhibit 10.26

CHARLOTTE’S WEB, INC.

Employee Confidentiality, Non-Disclosure, Non-Compete, Invention Assignment and
Conflict of Interest Agreement

This Employee Confidentiality, Non-Disclosure, and Conflict of Interest Agreement (“Agreement”) is entered into by and between Charlotte’s Web, Inc. (the “Employer” or “Company”), and the undersigned (the “Employee”) as of August 15, 20119 (the “Effective Date”). Employer and Employee are collectively referred to in this Agreement as the “Parties.”

RECITALS

A.       WHEREAS, Employee acknowledges the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources and referral sources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the propagation, cultivation, processing, and distribution of industrial hemp products. Employee understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information (as defined below). The Confidential Information provides Employer with a competitive advantage over others in the marketplace.

B.       WHEREAS, Employee agrees that Employee’s violation of any restriction in this agreement would involve the inevitable disclosure of Company’s trade secrets and/or confidential information, as well as the usage of such information to Employee’s benefit;

C.       WHEREAS, Employee agrees to comply with this Agreement’s conflict of interest provision in order to ensure that Employee devotes their best efforts to the Company’s interests and business and that there is no conflict of interest between the Company and any other business for which the Employee works or operates on the Employee’s own behalf.

D.       WHEREAS, in consideration of Company’s employment or continued employment of Employee, and other good and valuable consideration and the Company’s willingness to provide Employee with access to portions of its proprietary, confidential and trade secret information and/or goodwill with Company’s customers and business referral sources, Employee agrees to be bound by the terms of this Agreement and to faithfully and diligently serve Company’s interest. The Employee represents and warrants to Company that Employee is free to accept employment hereunder and Employee has no other prior obligations or commitments of any kind to any other person or entity which could in any way interfere with Employee’s acceptance, or the full performance of Employee’s obligations hereunder, or the exercise of Employee’s best efforts in Employee’s employment hereunder. To the Employee’s knowledge, there is no reason existing as of the date hereof for which the Employee would be unable to perform the duties of Employee’s employment with Company. Employee therefore agrees not to use any confidential, trade secret or proprietary information belonging to any former employer, contractor or other third party during Employee’s employment with the Company, either to benefit Employee, the Company or any of its customers.

Therefore, the Parties subject to the limitations and modifications applicable on a state-by-state basis provided in the attached Appendix A which may be updated by Company from time-to-time and which, along with any such updates, is incorporated in this Agreement by this reference, mutually agree as follows:

AGREEMENT

1.             Non-Disclosure.

(a)               Employee understands that “Confidential Information” means trade secrets and all other information not known to the public about the Company’s operations, business or financial affairs, know-how, processes, marketing plans, bids, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, propagation and cultivation techniques, extraction and processing techniques, products, services, contracts, forms, research and development, new products, chemical analyses, plans or projections, systems, programs, manuals, guides, confidential reports and communications, plant genetic information regarding the growth and distribution of industrial hemp products, clones, seeds, plants, all Intellectual Property Rights (as defined below), information regarding personnel, employee lists, compensation, and employee skills, as well as any non-public information about its existing and prospective customers, suppliers, and business partners, including but not limited to their identities, contact people, needs, records, purchase histories, credit limits, the Company’s sources for referrals and new business, market data, and any customer personal or health information that is made available to the Company by its customers. Confidential Information does not include information lawfully acquired by a non-management employee (laborer) about wages, hours or other terms and conditions of employment if used by them for purposes protected by §7 of the National Labor Relations Act (the NLRA) such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for their mutual aid or protection. Employee understands that under the NLRA, covered employees have a right to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of their own choosing, and to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection, and to refrain from any or all of such activities.

(b)               Employee acknowledges and agrees that: (i) in the course of Employee’s employment by the Company, it will or may be necessary for Employee to create, use, or have access to the Confidential Information; (ii) all Confidential Information is the property of Company; (iii) the use, misappropriation, or disclosure of any Confidential Information would constitute a breach of trust and could cause serious and irreparable injury to Company; and (iv) it is essential to the protection of Company’s goodwill and maintenance of Company’s competitive position that all Confidential Information be kept confidential and that Employee not disclose any Confidential Information to others or use Confidential Information to Employee’s own advantage or the advantage of others.

(c)               In recognition of the acknowledgment contained in Section 1(b) above, Employee agrees that until the Confidential Information becomes publicly available (other than through a breach by Employee or by anyone else who has a legal obligation to maintain confidentiality), Employee shall: (i) hold and safeguard all Confidential Information in trust for Company and its/their successors and assigns; (ii) not appropriate or disclose or make available to anyone for use outside of Company’s organization at any time, either during employment with Company or subsequent to the termination of employment with Company for any reason, any Confidential Information, whether or not developed by Employee, except as required in the performance of Employee’s duties to Company; (iii) keep in strictest confidence any Confidential Information; (iv) not disclose or divulge, or allow to be disclosed or divulged by any person within Employee’s control, to any person, firm, or corporation, or use directly or indirectly, for Employee’s own benefit or the benefit of others, any Confidential Information; and (v) not remove Confidential Information from the Company’s premises without the prior written consent of a corporate officer of Company.

(d)               Employee acknowledges receipt of the following notice under 18 U.S.C. 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law: or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” In addition, nothing in this Agreement prohibits Employee from reporting an event that Employee reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), requires notice to or approval from the Company before doing so, or prohibits Employee from cooperating in an investigation conducted by such a government agency.

2.            Return of Company Property. Employee acknowledges and agrees that all Company property shall be and remain the sole and exclusive property of the Company. Immediately upon the termination of Employee’s employment, Employee shall deliver all Company property in Employee’s possession, including without limitation, (i) tools, pagers, phones, computers, printers, key cards, documents or other tangible property of the Company, and (ii) the Company’s Confidential Information in any media, including paper or electronic form, and Employee shall not retain in Employee’s possession any copies of such information, including paper or electronic form.

3.             Non-Competition. During the term of this Agreement and for a period of 12 months after the termination of this Agreement, Employee agrees not to:

(a)               participate in, manage, supervise, or provide services to any business in the United States with the equivalent of annual hemp-derived CBD finished product sales in excess of five million ($5,000,000.00) US dollars, as measured during the six-month period preceding the date of Employee’s separation from the Company (“Competing Business”);

(b)               own, finance, control, or otherwise hold a material interest in a Competing Business; provided, however, that nothing herein shall prohibit Employee from owning 2% or less of the publicly traded stock of such a company so long as such ownership is a non-controlling interest, passive in nature (such as through a mutual fund), and Employee has no other material involvement with the company of any kind.

4.             Non-Solicitation. During the term of this Agreement and for a period of 12 months after the termination of this Agreement, Employee agrees not to:

(a)               cause or attempt to cause any person who is an employee, officer, director or consultant of the Company or its affiliated entities, about whom Employee gained confidential information or with whom Employee had material contact because of Employee’s employment with the Company, to leave the employment of or terminate his relationship with the Company or its affiliates; or

(b)               solicit, divert or take away, or attempt to take away, the business or patronage of any client, customer or account, or prospective client, customer or account, of the Company or its affiliates with whom Employee had material business-related contact or dealings or about whom Employee had access to Confidential Information during the last two (2) years of Employee’s employment with the Company.

5.            Assignment of Inventions.

(a)               Definitions. As used in this Agreement, the term “Invention” means trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and an Intellectual Property Rights therein. “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

(b)               Excluded Inventions and Other Inventions. Attached hereto as Appendix B is a list describing all existing Inventions, if any, (a) that are owned by Employee or in which Employee has an interest and were made or acquired by Employee prior to the date of first employment by Company, (b) that may relate to Company’s business or actual or demonstrably anticipated research or development, and (c) that are not to be assigned to Company (“Excluded Inventions”). If no such list is attached, Employee represents and agrees that it is because Employee has no Excluded Inventions. For purposes of this Agreement, “Other Inventions” means Inventions in which Employee has or may have an interest, as of the commencement of employment or thereafter, other than Company Inventions (as defined below) and Excluded Inventions. Employee acknowledges and agrees that if Employee uses any Excluded Inventions or any Other Inventions in the scope of employment, or if Employee includes any Excluded Inventions or Other Inventions in any product or service of Company, or if Employee’s rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, Employee will immediately so notify Company in writing. Unless Company and Employee agree otherwise in writing as to particular Excluded Inventions or Other Inventions, Employee hereby grants to Company, in such circumstances (whether or not Employee gives Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, Employee hereby represents and warrants that such third party or parties have validly and irrevocably granted to Employee the right to grant the license stated above.

(c)               Assignment of Company Inventions. Inventions assigned to Company or to a third party as directed by Company pursuant to Section 2(e) are referred to in this Agreement as “Company Inventions.” Except for Excluded Inventions set forth in Appendix B and Other Inventions, Employee hereby assigns to Company all Employee’s rights, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by Employee, either alone or with others, during the period of employment by Company. To the extent required by applicable Copyright laws, Employee agrees to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) Employee’s Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, Employee hereby unconditionally and irrevocably waives the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. Employee further acknowledges and agrees that neither Employee’s successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

(d)               California. If Employee resides in California, the assignment is limited to comply with Cal. Lab. Code § 2870 which provides: (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

(e)               Obligation to Keep Company Informed. During the period of Employee’s employment, Employee will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by Employee, either alone or jointly with others. At the time of each such disclosure, Employee will advise Company in writing of any Inventions that Employee believes have not been or should not be assigned by Employee to Company; and Employee will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without Employee’s consent any confidential information disclosed in writing to Company pursuant to this Agreement. Employee will preserve the confidentiality of any Invention the ownership of which is disputed between Employee and the Company until such time as a final determination of ownership has been made or agreed.

(f)                Government or Third Party. Employee agrees that, as directed by Company, Employee will assign to a third party, including without limitation the United States, all Employee’s rights, title, and interest in and to any particular Company Invention.

(g)               Ownership of Work Product. Employee agrees that Company will exclusively own all work product that is made by Employee (solely or jointly with others) within the scope of Employee’s employment, and Employee hereby irrevocably and unconditionally assigns to Company all rights, title and interest worldwide in and to such work product. Employee acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). Employee understands and agrees that Employee has no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

6.            Agreement To Avoid Conflicts Of Interest. Employee will devote Employee’s full work time to Employee’s employment with the Company. Without full disclosure to and prior written approval from the Employee’s respective Vice President of the Company, Employee will not hold any job outside Employee’s employment with the Company, operate a business on the Employee’s own, or accept nom any outer company or individual any pay, salary, retainer, commission, consulting fee or any other fee arrangement or remuneration for services. The Company’s consideration of a request to hold a job outside of Employee’s employment with the Company or to operate a business during non-work hours will include whether any such activity is related to the Company’s business and customers and whether it will interfere with Employee’s performance of his duties for the Company. If permitted by the Company, Employee will not do any outside work during Employee’s work hours for the Company, use any of the Company’s facilities, equipment, labor or supplies for any outside business, or communicate to any third party that any outside work is in any way by or for the Company.

7.            Remedies. Employee agrees and acknowledges the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Agreement are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company, and that any breach of the covenants contained in this Agreement would cause irreparable injury to the Company. Employee also acknowledges money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement, and that the Company shall be entitled to enforce the provisions of this Agreement by demanding specific performance and immediate injunctive relief as remedies for such breach or any threatened breach. Employee consents to the issuance of such injunctive relief without the posting of a bond or other security. Such remedies shall not be deemed the exclusive remedies available at law or in equity, including the recovery of damages from Employee, as applicable.

8.            Attorneys’ Fees. Employee further agrees to reimburse the Company for all costs and expenses, including its reasonable attorneys’ fees and costs, incurred by the Company in connection with the enforcement of its rights under this Agreement. The Company shall be considered the prevailing party if it is granted any legal or equitable relief, without regard to whether some of the relief requested by it is denied or whether the Court needed to reform portions of the Agreement to enforce it.

9.            Reasonableness. Employee agrees that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests, including the protection of goodwill, and not injurious to the public. Employee represents and agrees that Employee is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

10.          At-Will Employment. Employee agrees that their employment with the Company is “at will.” Nothing in this Agreement shall be construed to in any way terminate, supersede. undermine or otherwise modify the “at-will” status of the employment relationship between the Company and Employee, pursuant to which either the Company or Employee may terminate the employment relationship at any time, with or without cause, with or without notice.

11.          Successors and Assigns. This Agreement is personal and may not be assigned by Employee. To the extent permitted by law, the Company may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns. The Company shall have the right to assign this Agreement at its sole election without the need for further notice to or consent by Employee.

12.         Continuing Effect. Employee acknowledges and agrees that all terms of this Agreement shall continue to apply with full force regardless of any changes in Employee’s position, title, pay, duties, responsibilities, reporting location, or assignment during the course of employment. Employee’s obligations under this Agreement shall likewise survive the termination of Employee’s employment with the Company regardless of the reason for such termination (including but not limited to voluntary termination by Employee, inclusion in a reduction-in-force and termination for performance or conduct reasons)

13.         Governing Law, Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the state in which Employee regularly worked for the Company at the time of termination. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the State of Colorado, County of Denver. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

14.          Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between Employee and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral with respect to such subject matter.

15.          Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Employee and by the President of the Company. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

16.          Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held to be unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner. In the event the provisions of this Agreement relating to the geographic area of restriction, the length of restriction, or the scope of restriction shall be deemed to exceed the maximum area, length, or scope that a court of competent jurisdiction would deem enforceable, said area, length, or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time, or scope that such court would deem valid and enforceable, and that those provisions will be reformed to the full extent of the law as determined by the court.

17.         Tolling. If Employee fails to comply with a timed restriction in this Agreement, the time period for that will be extended by one day for each day Employee is found to have violated the restriction, up to a maximum of twenty (24) months.

18.          Notice.

(a)               If and when Employee’s employment with the Company terminates, whether voluntarily or involuntarily, Employee agrees to provide to any subsequent employer a copy of this Agreement before Employee’s association with such business, entity or persons. In addition, Employee authorizes Employer to provide a copy of this Agreement to third parties, including but not limited to, Employee’s subsequent, anticipated or possible future employer.

(b)               Any notice required to be given under this Agreement by one Party to the other Party shall be sufficient if in writing, and sent by certified or registered mail, return receipt requested, first class, postage prepaid, in the case of Employee to his address shown on Employer’s records and in case of the Company to its principal office in the State of Colorado.

EACH PARTY HAS READ AND CONSIDERED THIS AGREEMENT CAREFULLY, UNDERSTANDS EACH PROVISION, AND HAS CONFERRED, OR HAS HAD THE OPPORTUNITY TO CONFER, WITH THE PARTY’S OWN ATTORNEY BEFORE EXECUTING THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

Charlotte’s Web, Inc.

Signature: /s/ Russel Hammer	By:

Printed Name: Russel Hammer	Its:

APPENDIX A

STATE-SPECIFIC MODIFICATIONS

The provisions below modify the corresponding sections in the main text of the Agreement, unless otherwise stated.

California:

For a resident of California, for so long as Employee is subject to the laws of such state: (a) Paragraph 2 shall not apply; (b) Paragraph 3 shall be limited to situations where Employee is aided in his or her conduct by the use or disclosure of the Company’s trade secrets (as defined by applicable law); and (c) Paragraphs 8 and 12 shall not apply.

New York:

For a resident of New York, for so long as Employee is subject to the laws of such state: Paragraph 1 shall be modified such that personnel information remains protected from disclosure so long as it is not Employee’s personal compensation information or the personal compensation information of another employee who has provided Employee with permission to disclose the information; and Paragraph 3(b) shall be modified so that it excludes those customers who became a customer of Company as a result of Employee’s independent contact and business development efforts with the customer prior to and independent from his or her employment with Company.

Oregon:

For a resident of Oregon, for so long as Employee is subject to the laws of such state: Paragraph 2 shall only apply if the Employee has a “protectable interest” (meaning, access to trade secrets or competitively sensitive confidential business or professional information). In no circumstances shall the post-employment obligations in Paragraphs 2 exceed 18 months.

APPENDIX B
EXCLUDED INVENTIONS

TO:	Charlotte’s Web, Inc.

FROM:

DATE:

1.	Excluded Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Excluded Inventions:

☐	No Excluded Inventions.
☐	See below:

☐	Additional sheets attached.

2.	Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Excluded Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.